FILED - Oklahoma Secretary of State #1912984794 07/08/2021

OKLAHOMA Secretary of State Electronic Filing

CERTIFICATE OF INCORPORATION

DOMESTIC FOR PROFIT BUSINESS CORPORATION

Document Number: 50180660002

Submit Date: 7/8/2021

CORPORATION NAME

The name of the corporation is:

MYSON, INC.

PURPOSE

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the general corporation law of Oklahoma.

Effective Date:

Same as filing date.

FUTURE EFFECTIVE DATE

DURATION

Perpetual

REGISTERED AGENT AND REGISTERED OFFICE ADDRESS

Agent Name

REGISTERED AGENTS INC.

Address

3030 NORTHWEST EXPRESSWAY, 200B OKLAHOMA CITY, OK 73112 USA

STOCK INFORMATION

Stock Type	Shares	Par Value Series
Common (Voting)	480000000	$0.000010
Preferred (Voting)	19000000	$0.000010
Convertible Preferred (Voting)	1000000	$0.000010 A
Total Authorized Capital $5,000.00

Name

G. REED PETERSEN

Address

3625 COVE POINT DRIVE

SALT LAKE CITY, UT 84109 USA

INCORPORATOR INFORMATION

Title

Incorporator

File Label

additional provisions

ATTACHMENTS

Article 1

The name of the corporation is Myson Merger, Inc.

Article 2

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the general corporation law of Oklahoma.

Article 4

These Articles of Incorporation shall be effective upon filing with the Oklahoma Secretary of State.

Article 5

The period of existence of the corporation shall be perpetual.

Article 6

The registered agent of the corporation shall be Oklahoma Registered Agent LLC, and the corporation’s registered office address shall be 3030 Northwest Expressway, Suite 200B, Oklahoma City, Oklahoma 73112. The Board of Directors shall have the power to change the corporation’s registered agent and its registered office address at any time.

Article 7

7.1.

Authorized Shares. The number of authorized shares which the corporation shall have authority to issue is 480,000,000 shares of common stock and 20,000,000 shares of preferred stock, all par value $.000100. The preferred stock may be issued in one or more series, and with such voting powers, designations, limitations, restrictions and relative rights as may be established by resolution of the Board of Directors acting pursuant to §1032(A) of the Oklahoma   General Corporation Act.

7.2.

Creation of Series A Convertible Preferred Stock.  There is hereby created a series of preferred stock consisting of 1,000,000 shares and designated as the Series A Convertible Preferred Stock, having the voting powers, preferences, relative, participating, optional and other special rights and the qualifications, limitations and restrictions thereof that are set forth below. No shares of Series A Convertible Preferred Stock may be issued in fractions of less than one whole share.

7.2.1.

Dividend Provisions.  The holders of shares of Series A Convertible Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of any funds at the time legally available therefor, dividends at the same time and on a parity with holders of common stock, as if on the date immediately prior to the record date for such dividend, the Series A Convertible Preferred Stock had been converted into common stock at the Conversion Rate.  Each share of Series A Convertible Preferred Stock shall rank on a parity with each other share of Series A Convertible Preferred Stock with respect to dividends.

7.2.2.

Redemption Provisions.  The Series A Convertible Preferred Stock is not redeemable.

7.2.3.

Liquidation Provisions.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the Series A Convertible Preferred Stock shall be entitled to receive an amount at the same time and on a parity with holders of common stock, as if on the date immediately prior to the record date for such dividend, the Series A Convertible Preferred Stock had been converted into common stock at the Conversion Rate.  A reorganization or any other consolidation or merger of the Corporation with or into any other corporation, or any other sale of all or substantially all of the assets of the Corporation, shall not be deemed to be a liquidation, dissolution or winding up  of the Corporation within the meaning of this Section 7.2.3, and the Series A Convertible Preferred Stock shall be entitled only to (i) the right provided in any agreement of plan governing the reorganization or other consolidation, merger or sale of assets transaction, (ii) the rights contained in the Wyoming Business Corporation Act and (iii) the rights contained in other Sections hereof.

7.2.4.

Conversion Provisions.  The holders of shares of Series A Convertible Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

(a)

Right to Convert.

(1)

Each share of Series A Convertible Preferred Stock (the "Preferred Shares") shall be convertible, at the option of the holder thereof,  into a number of shares of common stock of the Company at the initial conversion rate (the "Conversion Rate") defined below:

The initial Conversion Rate, subject to the adjustments described below, shall be ten thousand (10,000) shares of common stock for each one share of Series A Convertible Preferred Stock.

Such conversion shall be effectuated by surrendering the Preferred Shares to be converted (with a copy, by facsimile or courier, to the Company) to the Company's registrar and transfer agent.  The date on which such conversion is effected shall be the earlier of (i) such date of physical delivery to the registrar and transfer agent, or (ii) at the election of the holder, the date that the holder gives notice of such conversion by electronic or facsimile transmission to the registrar and transfer agent provided that physical delivery follows within five business days thereafter, and shall be referred to as the "Conversion Date."

(b)

Adjustments to Conversion Rate.

(1)

Reclassification, Exchange and Substitution.  If the common stock issuable on conversion of the Series A Convertible Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares provided for above), the holders of the Series A Convertible Preferred Stock shall, upon its conversion, be entitled to receive, in lieu of the common stock which the holders would have become entitled to receive but for such change, a number of shares of such other class or classes of stock that would have been subject to receipt by the holders if they had exercised their rights of conversion of the Series A Convertible Preferred Stock immediately before that change.

(2)

Reorganizations, Mergers, Consolidations or Sale of Assets.  If at any time there shall be a capital reorganization of the Corporation's common stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section (b) or merger of the Corporation into another corporation, or the sale of the Corporation's properties and assets as, or substantially as, an entirety to any other person), then, as a part of such reorganization, merger or sale, lawful provision shall be made so that the holders of the Series A Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Convertible Preferred Stock, the number of shares of stock or other securities or property of the Corporation, or of the successor corporation resulting from such merger, to which holders of the common stock deliverable upon conversion of the Series A Convertible Preferred Stock would have been entitled on such capital reorganization, merger or sale if the Series A Convertible Preferred Stock had been converted immediately before that capital reorganization, merger or sale to the end that the provisions of this paragraph (b)(3) (including adjustment of the Conversion Rate then in effect and number of shares purchasable upon conversion of the Series A Convertible Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(c)

No Impairment.  The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, merger, dissolution, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provision of this Section 7.2.5 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Convertible Preferred Stock against impairment.

(d)

Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the Conversion Rate for any shares of Series A Convertible Preferred Stock, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Convertible Preferred Stock effected thereby a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which  such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series A Convertible Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of common stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Series A Convertible Preferred Stock.

(e)

Notices of Record Date.  In the event of the establishment by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, the Corporation shall mail to each holder of Series Preferred Stock at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution and the amount and character of such dividend or distribution.

(f)

Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of common stock solely for the purpose of effecting the conversion of the shares of the Series A Convertible Preferred Stock such number of its shares of common stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of the Series Preferred Stock; and if at any time the number of authorized but unissued shares of common stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purpose.

(g)

Notices.  Any notices required by the provisions of this Section 7.2 to be given to the holders of shares of Series A Convertible Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at its address appearing on the books of the Corporation.

7.2.5.

Voting Provisions.  In addition to such rights as are expressly provided or required by law, the Series A Convertible Preferred Stock shall vote as a class with the Common Stock.  The holders of Series A Convertible Preferred Stock will have such number of voting rights per share as if such holder had converted its shares into Common Stock at the Conversion Rate in effect on the record date for the shareholder meeting or consent action, times ten (10).

Article 8

No capital stock issued by the corporation shall be assessable following payment of the subscription price or par value therefor.

Article 9

9.1

Indemnification. Every person who was or is a party or is threatened to be a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director, officer, employee, agent or other person of the corporation, or is or was serving at the request of the corporation or for its benefit as a director, officer employee or other person of another corporation, partnership, joint venture, trust or enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the §1031 of the Oklahoma General Corporation Act,  or as it may be amended or recodified from time to time against all expenses, liability and loss (including attorneys' fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him in connection therewith.  The expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation.  Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person.  Such right of indemnification shall not be exclusive of any other right which such directors, officers, employees, agents or other persons may have or hereafter acquire and, without limiting the generality of such statement they shall be entitled to their respective rights or indemnification under any bylaw, agreement, vote of stockholders, provisions of law or otherwise, as well as their rights under this Article.

9.2

Bylaws and Insurance. Without limiting the application of the foregoing, the board of directors may adopt bylaws from time to time with respect to indemnification permitted by the law of the State of Oklahoma and may cause the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, agent or other person of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, agent or other person of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred in any such capacity or arising out of such status whether or not the corporation would have the power to indemnify such person.

Article 10

A director of officer of the corporation shall not be personally liable to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or knowing violation of law or (b) the unlawful payment of dividends.  Any repeal or modification of this Article by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of the director or officer of the corporation for acts or omissions prior to such repeal or modification.

Article 11

11.1.

No Disqualification. A director or officer of the corporation shall not be disqualified by his office from dealing or contracting with the corporation as a vendor, purchaser, employee, agent or otherwise.

11.2.

Interested Transactions. No transaction, contract or act of the corporation shall be void or voidable or in any way affected or invalidated by reason of the fact that any director or officer of any corporation is a member of any firm, a shareholder, director or officer of the corporation or trustee or beneficiary of any trust that is in any way interested in such transaction, contract or act.  No director or officer shall be accountable or responsible to the corporation for or in respect to any transaction, contract or act of the corporation for any gain or profit directly or indirectly realized by him by reason of the fact that he or any firm in which he is a member or any corporation of which he is a trustee, or beneficiary, is interested in such transaction, contract, or act; provided the fact that such director or officer or such firm, corporation or trust is so interested shall have been disclosed or shall have been known to the members of the Board of Directors as shall be present at any meeting at which action upon such contract, transaction or act shall have been taken.  Any director may be counted in determining the existence of a quorum at any meeting of the Board of Directors which shall authorize or take action in respect to any such contract, transaction or act, and may vote thereat to authorize, ratify or approve any such contract, transaction or act, and any officer of the corporation may take any action within the scope of his authority, respecting such contract, transaction or act, and any officer of the corporation of which he is a shareholder, director or officer, or any trust of which he is a trustee or beneficiary, were not interested in such transaction, contract or act.  Without limiting or qualifying the foregoing, if in any judicial other inquiry, suit, cause or proceeding, the question of whether a director or officer of the corporation has acted in good faith is material, and notwithstanding any statute or rule of law or equity to the contrary (if any there be), his good faith shall be presumed in the absence of proof to the contrary by clear and convincing evidence.